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For Immediate Release                                                    NEWS
                                                                         RELEASE




              NRG STATEMENT ON COGENERATION CORPORATION OF AMERICA
                           SPECIAL SHAREHOLDER MEETING

         Minneapolis (October 14, 1998) - NRG Energy, Inc. (NRG), the owner of 45 percent of the stock of Cogeneration Corporation of America (Cogeneration), today made the following statement with respect to its current proxy and consent solicitation seeking removal of Robert Sherman as a director.

         NRG is seeking the ability to allow a majority of Cogeneration shareholders to decide who should be on Cogeneration's board of directors. NRG does not understand why Mr. Sherman and the Independent Committee would expend company funds to frustrate an attempt to convene a meeting of Cogeneration's shareholders and to prevent the votes of the majority of Cogeneration's shareholders from determining whether Mr. Sherman should continue as a director.

         Mr. Sherman and the Independent Committee have not asked for or received authorization from the Board of Cogeneration for the use of corporate funds to resist NRG's proxy or to initiate lawsuits to prevent the shareholders from taking action. The management and certain directors of Cogeneration who collectively hold less than 1/2 of 1 percent of Cogeneration shares are resisting the will of the shareholders.

         NRG expects that the recently filed lawsuit in New Jersey is just the first of many lawsuits which Mr. Sherman and the Independent Committee will file in order to interfere with the ability of the Cogeneration shareholders to meaningfully participate in the governance of Cogeneration.




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         While Mr. Sherman and the Independent Committee claim their concern is for the welfare of the Cogeneration shareholder, it is clear that their true motivation is to entrench Mr. Sherman. Members of the Independent Committee indicated they would support Mr. Sherman's removal only if he is provided compensation far in excess of his employment contract to the detriment of Cogeneration's shareholders.

         Last week NRG received a letter from Mr. Sherman's attorney recounting a discussion between Mr. Sherman and a member of the Independent Committee. To receive a copy of this letter, dial NRG News On Demand at 888-329-6086. In that letter the attorney outlined the terms under which Mr. Sherman would depart, including the following:

         - Preferential treatment for Mr. Sherman's options, setting up a potential windfall for Mr. Sherman.

         - Putting cogeneration up for sale in order to ensure a profit on Mr. Sherman's options.

         - In the absence of such a profit, a guaranteed payment to Mr. Sherman of $1 million cash.

         NRG put at risk over $100 million in connection with acquiring its position in Cogeneration and bringing Cogeneration out of bankruptcy. Mr. Sherman and the Independent Committee's charge of a conflict of interest on NRG's part are without merit. The two companies generally pursue projects of different scopes. NRG's motivation is to foster Cogeneration's growth and profitability and, as the largest shareholder, NRG has the most to lose if the recent stock price decline continues.

         NRG is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of reliable, cost-efficient and environmentally sensitive power plants. Established in 1989, NRG is involved in over 10,500 MW of projects throughout the United States, Europe, the Pacific Rim and Latin America.


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         Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG.

         For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.


                                       ###
CONTACT:
Trudy Marshall
Director Communications
612/373-5410

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                    [WINSTEAD SECHREST & MINICK LETTERHEAD]




                                October 9, 1998

Ms. Julie A. Jorgensen                               VIA FACSIMILE 612-373-5392
NRG Energy, Inc.
1221 Nicollet Mall, Suite 700
Minneapolis, Minnesota 55408-2445


Mr. Gary Johnson                                     VIA FACSIMILE 612-330-5688
Vice President & General Counsel
Northern States Power Company
414 Nicollet Mall
Minneapolis, Minnesota 55401

         RE:  BOB SHERMAN

Dear Ms. Jorgensen and Mr. Johnson:

         After our client, Bob Sherman, met yesterday with Charles Thayer, Ms. Jorgensen called Art Berner of this office to further discuss Mr. Sherman's position with Cogeneration Corporation of America. Ms. Jorgensen made a proposal which was completely different (to the detriment of Mr. Sherman) than Mr. Thayer had discussed. As I understand it, Ms. Jorgensen advised Mr. Berner that her proposal was the final authority which Mr. Peterson of NRG and CGCA would approve.

         Attached is an outline Mr. Sherman prepared after yesterday's meeting with Mr. Thayer. The outline would have been generally acceptable to Mr. Sherman but would require some negotiation on a few of the points. Mr. Sherman would be willing to continue talks along the lines set forth on the attached outline but is not interested in Ms. Jorgensen's proposal.

         Please let us know if there is any interest in continuing a dialogue. As you know, time is of the essence.


                                             Very truly yours,

                                             /s/ Jeff Joyce

                                             Jeff Joyce




JJ:jj
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Discussed with Charles Thayer                               10/8/98




     -    CGCA to pay Sherman's legal expenses to date (est at $15,000).

     -

          Sherman to remain an "employee" (as defined under the CGCA stock option plans) such as a special advisor to the Independent Directors' Committee ("IDC") until January 15, 1999; paid bi-weekly at current salary, on January 15, 1999, CGCA will pay Sherman remaining base salary ($220,000 per year) through April, 2000 in a lump sum.

     - All 205,000 of Sherman's options will be valid until at least April 15, 1999 (35,000 have already vested and can be exercised for 10 years; the balance to expire April 15, 1999).

     - CGCA will be put up for sale immediately through first class investment banker(s); every effort to be made to sell before April 15, 1999.

          If Change of Control occurs by April 15, 1999, all of Sherman's options vest and are exercisable.

          If no Change of Control by April 15, 1999, Sherman will be paid a lump sum of $1 million.

     - After January 15, 1999, CGCA will continue Sherman's family health coverage for up to 18 months, at CGCA's expense (to end when Sherman is hired by another employer and receives equivalent coverage).

     - CGCA to provide outsourcing services through Korn Ferry and pay Korn Ferry's fees.

     -    Charles Thayer to write letter of recommendation for Sherman.

     - CGCA to offer employment contracts to Stone, Hunstad and Verbick, or if they choose to leave, to offer them acceptable sevrerance packages.